AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Plan of Merger”) is adopted as of June 21, 2016, by Zap.Com Corporation, a Nevada corporation (“Zap.Com” or the “Surviving Entity”) pursuant to the provisions of Nevada Revised Statutes (“NRS”) 92A.180.
RECITALS
WHEREAS, the Surviving Entity is the sole stockholder of NZCH Merger, Inc., a Nevada corporation (the “Merging Entity”);
WHEREAS, pursuant to NRS 92A.180, neither the sole stockholder of the Merging Entity nor the stockholders of Zap.Com are required to approve the merger of the Merging Entity with and into Zap.Com (the “Merger”); and
WHEREAS, Zap.Com intends that this Plan of Merger constitute a plan of merger as referred to in NRS 92A.180(3);
THEREFORE, pursuant to NRS 92A.180(3), Zap.Com hereby adopts the following Plan of Merger:
PLAN OF MERGER
1.    Governing Law and Addresses. The jurisdiction of organization and governing law of each of the Merging Entity and the Surviving Entity is the State of Nevada and the principal office of each such entity is 450 Park Ave., 29th Floor, New York, New York 10022.
2.    The Merger. Promptly following the execution of this Plan of Merger and as soon as is practicable, if this Plan of Merger is not terminated or abandoned by Zap.Com pursuant to NRS 92A.170, Zap.Com will cause the Merger to be consummated by filing, in the office of the Nevada Secretary of State, Articles of Merger in such form as is required by and executed in accordance with NRS 92A.200. The date and time of such filing with the Nevada Secretary of State or such later date and time as may be set forth in the Articles of Merger (which date shall be within 90 days of the date of filing) shall be the “Effective Time” pursuant to NRS 92A.240. At the Effective Time, in accordance with this Plan of Merger and applicable law, the Merging Entity shall be merged with and into Zap.Com and the separate existence of the Merging Entity shall cease.
3.    Effect of the Merger. At the Effective Time:
(a)the articles of incorporation and bylaws of Zap.Com, each as heretofore amended to date, shall remain in full force and effect as the articles of incorporation and bylaws, respectively, of the Surviving Entity without amendment (except to change the name of Zap.Com to “NZCH Corporation” effective as of the Effective Time), until the same are further amended and/or restated in accordance with applicable law;
(b)the directors and officers of Zap.Com immediately prior to the Effective Time shall remain the directors and officers of the Surviving Entity until their respective successors are duly appointed or elected and qualified; and
(c)the Merger shall have the effects prescribed under NRS 92A.250.

4.    Cancellation of Shares of Merging Entity. At the Effective Time, all shares of the common stock, par value $0.001 per share, of the Merging Entity shall automatically be canceled and retired for no consideration and shall cease to exist.
5.    Miscellaneous.
(a)    After this Plan of Merger is executed, and, as necessary, after the Effective Time, each of the Merging Entity and the Surviving Entity shall take such further actions, including the execution and delivery of deeds, assignment agreements and such further instruments and documents, as either may reasonably request to consummate the transactions contemplated hereby and to effectuate this Plan of Merger in accordance with its terms.
(b)    This Plan of Merger supersedes any prior understandings, agreements or representations by the parties to the extent they related in any way to the subject matter hereof.
(c)    This Plan of Merger shall be binding upon and inure to the benefit of the Merging Entity and the Surviving Entity and their successors and assigns.
(d)    This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law principles.
[Signature appears on the following page.]

IN WITNESS WHEREOF, Zap.Com has executed this Agreement and Plan of Merger as of the date first written above.

ZAP.COM CORPORATION
a Nevada corporation

By:     /s/ George Nicholson
Name: George Nicholson
Title: Senior Vice President,
Chief Accounting Officer, and
Acting Chief Financial Officer

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